AMENDMENT NO. 4

TO ADMINISTRATION CONTRACT

(Thrivent Cash Management Trust)

Thrivent Cash Management Trust (the “Trust”) hereby agrees, that effective January 1, 2024, Schedule A to the Administration Contract, dated August 25, 2004, between the Trust and Thrivent Financial for Lutherans (the “Contract”) will be amended to reflect a change in the Contract Price, as defined in the Contract.

Revised Schedule A is attached hereto.

THRIVENT CASH MANAGEMENT TRUST		THRIVENT FINANCIAL FOR LUTHERANS

By	/s/ Michael W. Kremenak	By	/s/ Sarah L. Bergstrom
Michael W. Kremenak			Sarah L. Bergstrom
President			Vice President, Chief Accounting Officer/Treasurer—Mutual Funds

SCHEDULE A

Trust	Fee
Thrivent Cash Management Trust	$100,000.00